SECURITIES AND EXCHANGE COMMISSION

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FORM SB-2

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REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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AMERICAN BUSINESS HOLDINGS INC.

(Exact Name of Small Business Issuer in its Charter)

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DELAWARE
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

1223 Wilshire Boulevard, Suite 851,

Santa Monica CA 90403

(310) 395-7123

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

1223 Wilshire Boulevard, Suite 851,

Santa Monica CA 90403

(310) 395-7123

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 417 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration fee per share

Common Stock of par value, $0.001per share	245,000	$0.20	$49,000	$5.76

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH __, 2006

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

AMERICAN BUSINESS HOLDINGS INC.

245,000 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 245,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree to risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date Of This Prospectus Is: March 14, 2006

i

ABOUT OUR COMPANY

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary.

Through our wholly owned subsidiary, Tissakin Ltd., we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo. The bags are made of jute and polypropylene and polyethylene granules. Sixty-five percent of the jute is purchased from local sources and 35% is purchased from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States when supplies meet our quality and price standards.

Tissakin was established in 1952 as Tissaco by FICO (Financing and Commercialization of Fiber), a Belgium holding company that invested heavily in what was then the Belgian Congo. The company’s name was changed to Tissakin after 1960 when the Belgian Congo gained independence. Tissakin expanded its operations in 1997 by purchasing plant, property and equipment, and establishing a factory for making packaging bags from natural jute fiber, polypropylene and polyethylene. In 2000, Tissakin purchased a polypropylene/polyethylene recycling machine from Taiwan, and its installation has significantly reduced manufacturing costs.

We presently maintains its principal offices at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403.

Terms of the offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The Statement of Operations and Balance Sheet data from inception (September 9, 2004) through October 31, 2005 and for the year ended December 31, 2005 are derived from our audited financial statements.

	For the Ten Months Ended October 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Statement Of Operations

Revenues	$ 3,579,106	$ 3,586,850	$ 2,821,617
Cost of Sales	3,427,529	3,239,487	2,656,938
Operating Expenses	221,935	297,201	107,433
Net Income (Loss)	(77,620)	20,465	25,415

	October 31, 2005	December 31, 2004	December 31, 2003
Balance Sheet Data

Cash	$ 556,055	$ 973,260	$ 755,541
Total Assets	25,043,090	25,701,405	25,712,890
Total Liabilities	295,537	357,986	375,089
Stockholders’ Equity (Deficiency)	24,747,553	25,343,419	25,337,801

WHERE YOU CAN FIND US

Our corporate offices are located at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403. Our telephone number is (310) 395-7123.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to us and not to the selling stockholders.

WE MAY REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FINANCING WILL INHIBIT OUR ABILITY TO EXPAND OR EVEN MAINTAIN OUR BUSINESS OPERATIONS.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

AS DEMAND FOR OUR PRODUCTS INCREASES, WE MUST EXPAND OUR PRODUCTION CAPACITY TO MEET SUPPLY REQUIREMENTS OR RISK LOSS OF MARKET SHARE

As agricultural output increases in the DRC, demand for our products increases commensurately. Based on recent historical trends, we estimate that demand for our products will grow at a rate of 20% per year. However, in order to meet such demand, we believe that we need to double our existing capacity to at least 30 million bags per year. If we fail to increase capacity and therefore fail to meet demand, our customers may purchase their requirements from our competitors, thus eroding our market share and reducing our revenue. If our revenues decrease, we could be forced to delay, scale back or eliminate certain product and service development programs.

FLUCTUATIONS IN THE PRICE OF RAW MATERIALS OR SHORTAGES OF SUPPLY COULD REDUCE OUR OPERATING MARGINS

We purchase 65% of our jute from local sources and 35% from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States when supplies meet Tissakin’s quality and price standards.

We are exposed to any volatility in the prices of our raw materials. Factors which may cause volatility in our raw material prices include:

•	Shortages of raw materials due to increasing demand, e.g., from growing uses or new uses;

•	Capacity constraints, e.g., due to construction delays, strike action or involuntary shutdowns;

•	The general level of business and economic activity; and

•	The direct or indirect effect of governmental regulation.

Our operating margins may decrease if we cannot pass on increased raw material prices to customers. Even in periods during which raw material prices decline, we may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of our products.

WE MUST COMPLY WITH NUMEROUS ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS, WHICH COULD INVOLVE SUBSTANTIAL COSTS. IF WE FAIL TO COMPLY, WE MAY HAVE TO PAY LARGE PENALTIES.

We must comply with various federal, state and local environmental laws and regulations in the DRC. We cannot assure you that our environmental or health and safety liabilities and costs will not increase materially in the future and cause our cash flow to decrease. In addition, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with these environmental or health and safety laws or regulations. We have several environmental matters pending, which primarily relate to alleged contamination of sites that we own, or formerly owned, or that are owned by third parties. These matters are in varying stages of investigation. We cannot assure you that the resolution of these matters, or the discovery of any additional sites alleged to have been contaminated by our operations or those of our predecessors, will not in the future cause our costs to increase and our net income to decrease.

WE HAVE SEVERAL CUSTOMERS THAT ACCOUNT FOR A LARGE PORTION OF OUR NET SALES. THE LOSS OF, OR SIGNIFICANT DECLINE IN OUR SALES TO, ANY OF OUR LARGE CUSTOMERS COULD CAUSE OUR NET SALES TO DECREASE

Several customers account for over 60% of our net sales. The remaining production is sold to small local agricultural producers in various parts of the country as well as various agricultural projects sponsored by the Congolese Government under their National Service and Strategic Governmental Reserves programs. We do not operate under a long-term supply contract with any of our customers. The loss of any of our top customers could cause a material decrease in our net sales attributable to such product lines.

THERE ARE RISKS ASSOCIATED WITH OUR OPERATIONS IN THE DEMOCRATIC REPUBLIC OF CONGO

Our subsidiary operates in the Democratic Republic of Congo (“DRC”). We are planning to expand to additional African nations. Conditions such as the uncertainties associated with war, terrorist activities, epidemics, pandemics or political instability in any of the countries in which we operate could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements could increase the cost of doing business in these regions. Any of these conditions may have an effect on our business and financial results as a whole and may result in volatile current and future prices for our common shares.

WE DEPEND ON OUTSIDE PRODUCTION SOURCES

Our polypropylene capacity of approximately 5 million bags a year is insufficient to satisfy the demands of the DRC and the bordering countries of Angola, Congo-Brazzaville, and others. Because of our inability to produce sufficient product to meet the demands of our customers, we must currently import finished polypropylene bags from China and India. We cannot assure you that these sources of production will be reliable or that our dependence on such outside sources will not result in inefficiencies that could reduce our net income.

OUR INDEPENDENT AUDITOR, GATELY AND ASSOCIATES, LLC, IS NOT LICENSED TO PRACTICE IN THE STATE OF CALIFORNIA AND THEREFORE IT IS POSSIBLE THAT IF WE DO NOT RETAIN AN INDEPENDENT AUDITOR THAT IS LICENSED IN THE STATE OF CALIFORNIA WE MAY HAVE LIABILITY FROM OUR SHAREHOLDERS AND STATE REGULATORS.

Gately & Associates, LLC, our independent auditor is not licensed in California. Since our headquarters are located in California it is possible that we may need to retain another firm which is licensed in the State. If we do not retain another independent auditor located in the State of California to review and audit our financial statement it is possible that there may be inaccuracies in our financial statements. In addition, we may face potential liability from shareholder suits and/or California regulators based on our using an auditor who is not licensed in the state where we have our principal headquarters.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

Our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

SAYED IDRIS HUSAIN’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sayed Idris Husain beneficially owns approximately 78.6% of our common stock. Accordingly, for as long as Idris Husain continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand out business operations.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.20 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 8,200,000 shares of common stock outstanding as of March 14, 2006, 245,000 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our "affiliates". The remaining 7,955,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold in accordance with Rule 144 of the Securities Act of 1933.

WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY AND ANY FAILURE TO TIMELY IMPLEMENT OUR BUSINESS PLAN COULD DIMINISH OR SUSPEND OUR DEVELOPMENT AND POSSIBLY CEASE OUR OPERATIONS.

The food service industry is highly competitive, and has few barriers to entry. We can provide no assurance that additional competitors will not enter into the industry. There are other companies that currently offer similar services that have established user bases that are significantly larger than ours, and that have access to greater capital. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our web site and become profitable.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;
o	Receive the purchaser’s written consent to the transaction; and
o	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

OUR STOCK PRICE MAY DECREASE DUE TO OUR MARKET CAP BASED ON THE FUTURE ISSUANCES OF ADDITIONAL SHARES OF COMMON OR PREFERRED STOCK.

Our Articles of Incorporation authorize the issuance of five hundred million shares of common stock. As of March 14, 2006, we had 8,200,000 shares of common stock issued and outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 491,800,000 shares of common stock. The issuance of such shares will dilute the shares held by the current shareholders. In addition, our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $0.001per share. "Blank Check" means that the rights and preferences of the preferred shares have not been determined. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding.

However, our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock and with such relative rights, privileges, preferences and restrictions that the Board may determine. Any issuance of preferred stock will dilute the voting power or other rights of the holders of common stock. If preferred shares are issued it may impact our decision to issue dividends since this may increase the number of dividends that we would be issuing. In addition, it is possible that the Board of Directors may determine that the preferred shares will have rights and preferences, including dividend rights, over the common stockholders.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement memorandum pursuant to Regulation D Rule 506 of the Securities Act of 1933 which was completed in December 2004.

The offering price of the shares of our common stock has been determined arbitrarily by us and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on the Over The Counter Bulletin Board (OTCBB), we attempt to locate a market maker and to file to obtain a listing on the (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. Although there are no requirements for listing on the OTCBB, there is no assurances that our common stock will be approved to trade on the OTCBB. We have had discussions with one market maker regarding the filing of our application for trading on the OTCBB. However, there is no assurance that our common stock, even if it becomes listed on the OTCBB, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be limited dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 245,000 shares of our common stock held by 44 shareholders. Such shareholders include the holders of 200,000 shares sold in our Regulation D Rule 506 offering which was completed in December 2004. We are also registering (i) 15,000 shares held by Syed Idris Husain, our Director and Managing Principal; (ii) 15,000 shares held by Syed Imran Husain; and, (iii) 15,000 shares held by Syed Irfan Husain, our President, Chief Executive Officer, Chief Financial Officer and Chairman. These shares were issued to these individuals in accordance with the share exchange agreement between us and Tissaken Ltd.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 14, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be sold	Shares of Common Stock Owned After Offering	Percent of Common Stock Owned after Offering (1)
Allotta, Nick	5,500	5,500	0	0
Anklesaria, Neville A.	6,000	6,000	0	0
Carrigan, Aileen	2,500	2,500	0	0
Carrigan, Patrick E.	5,000	5,000	0	0
Carrigan, Richard S.	2,500	2,500	0	0
Dadlani, Trith	8,000	8,000	0	0
Day, Trent	2,750	2,750	0	0
Ebeling, Mit	5,000	5,000	0	0
Ervine, Shireen	7,000	7,000	0	0
Ford, James B.	12,500	12,500	0	0
Frey, Richard	2,000	2,000	0	0
Geisbauer, Anthony	2,500	2,500	0	0
Hunter, Adrianna R.	2,875	2,875	0	0
Husain, Syed Idris	6,448,000	15,000	6,433,000	78.45%
Husain, Syed Imran	776,000	15,000	761,000	9.28%
Husain, Syed Irfan	776,000	15,000	761,000	9.28%
Juarez, Hector M.	2,500	2,500	0	0
Khan, Samar	3,000	3,000	0	0
Kughn, John C.	5,000	5,000	0	0
Kundson, William	2,750	2,750	0	0
Marhefka, David G.	10,000	10,000	0	0
Marquez, Charles	2,500	2,500	0	0
Mehta, Deepak R.	8,500	8,500	0	0
Miller, Dennis L.	2,500	2,500	0	0
Moore, Dale M.	10,000	10,000	0	0
Orslock, Mark	2,500	2,500	0	0
Otto, Amy D.	7,500	7,500	0	0
Schilcher, Carol K.	10,000	10,000	0	0
Scoby, Aaron	7,500	7,500	0	0
Seebeck, Melody A.	6,000	6,000	0	0
Srichai, Bussaya	3,000	3,000	0	0
Srichai, Montri	3,750	3,750	0	0
Staehr, Jirawan	2,500	2,500	0	0
Staehr, Steven	4,125	4,125	0	0
Starut, Jirasauk	3,500	3,500	0	0
Starut, Tidd	5,000	5,000	0	0
Sterner, Shane	2,500	2,500	0	0
Stidham, Mark	5,000	5,000	0	0
Turner, David	2,500	2,500	0	0
Vahosky, John A.	5,000	5,000	0	0
Vargo, Brian	2,500	2,500	0	0
Vidan-Peled, Yaron	8,500	8,500	0	0
Whelton, Gloria	5,000	5,000	0	0
Wright, Diane L.	2,750	2,750	0	0

(1) Based on 8,200,000 shares issued and outstanding as of March 14, 2006

To our knowledge, except for Syed Idris Husain and Syed Irfan Husain, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $0.20 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $5,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of March 14, 2006 are as follows:

Name	Age	Position
Syed Irfan Husain	42	President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors
Syed Idris Husain	73	Director, Managing Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Syed Irfan Husain serves as our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. Mr. Husain was educated in the US beginning in first grade. He holds a B.S. in Business Administration and MBA in International Business and Finance, both of which he earned at the University of Rhode Island. Mr. Husain is an American citizen.

Syed Idris Husain serves on our Board of Directors. Mr. Husain was educated in India and after earning a Bachelor of Science degree, he migrated to East Pakistan (now Bangladesh). In 1957, he started work as an apprentice in a jute factory and worked his way up to general manager. After the India-Pakistan War of 1971, Mr. Husain was offered the job of general manager at Tissakin. In 1983, he became one of the shareholders in the company and currently holds the position of managing director. He is a permanent resident of the United States and a citizen of Belgium.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of March 14, 2006 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Syed Idris Husain	6,448,000	78.64%

Common Stock	Syed Imran Husain	776,000	9.46%

Common Stock	Syed Irfan Husain	776,000	9.46%

Officers and Directors As a Group		7,224,000	88.10%

The percent of class is based on 8,200,000 shares of common stock issued and outstanding as of March 14, 2006.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001per share and 10,000,000 shares of preferred stock at a par value of $0.001per share.

Common and Preferred Stock

As of March 14, 2006, 8,200,000 shares of common stock are issued and outstanding and held by 44 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting risghts.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have also authorized 10,000,000 shares of preferred stock at a par value of $0.001, none of which have been issued.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Gately & Associates, LLC certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control textile and plastic packaging companies in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. Now, through our wholly owned subsidiary, Tissakin Ltd., we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

DESCRIPTION OF BUSINESS

General

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control textile and plastic packaging companies in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. Now, through our wholly owned subsidiary, Tissakin Ltd., (“Tissakin”) we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

Tissakin was established in 1952 as Tissaco by FICO (Financing and Commercialization of Fiber), a Belgian holding company that invested heavily in what was then the Belgian Congo. The company’s name was changed to Tissakin after 1960 when the Belgian Congo gained independence. Tissakin expanded its operations in 1997 by purchasing plant, property and equipment, and establishing a factory for making packaging bags from natural jute fiber, polypropylene and polyethylene. In 2000, Tissakin purchased a polypropylene/polyethylene recycling machine from Taiwan, and its installation has significantly reduced manufacturing costs.

Products and Services

In the DRC, Tissakin is the principle manufacturer of bags for packaging agricultural products. Tissakin’s bags are made of jute, and from polypropylene and polyethylene granules. Tissakin purchases 65% of its jute from local sources and 35% from Bangladesh. Most polypropylene and polyethylene is purchased from South Africa because of favorable freight charges. Some granules are purchased from Belgium, Spain, France, Malaysia, South Korea, Brazil, Indonesia and the United States.

Competition

We enjoy a monopolistic position as the sole producer of jute bags. International regulations require that coffee, cacao, and tobacco be packed and exported in jute bags. In this, Tissakin has an absolute monopoly as being the only jute factory in the DRC.

There is one other manufacturer of polypropylene bags in the DRC, however, Tissakin has a secured an advantageous market position because of brand recognition in the DRC. Competitive polypropylene bags are manufactured in China, India, Zambia, and Zimbabwe. However, such foreign-based manufacturers have been subject to interruptions in the supply-chain. Because Tissakin is a DRC company, it does not face the same uncertainties and risks associated with importing. Additionally, Tissakin’s pricing policy for its polypropylene bags is to match or better its competitors’ prices.

There are numerous producers of polyethylene bags, however none match Tissakin’s production capacity. Tissakin established the polyethylene product line as a vertical integration to produce liners for use in its polypropylene bags. Over 70% of Tissakin’s polyethylene production becomes liners for Tissakin’s polypropylene bags; the remaining capacity is used to produce plastic bags for such established clients as the local hotels and other shopping marts.

Significant Clients

The following are Tissakin’s significant clients:

1.	Compagnie Sucriere de Kwilu Ngongo (CSKN), a Belgian owned local sugar producer with corporate offices in Brussels. CSKN buys nearly 30% of Tissakin’s annual production of bags.
2.	Midema is the largest flourmill in the DRC and is the second largest client of Tissakin. The Seaboard Corp., a US company with corporate offices in the vicinity of Washington, D.C, owns Midema.
3.	CILU, a Belgian-owned cement factory.
4.	CDI BWAMANDA, a Vatican-financed company dealing in agricultural products.
5.

Other clients of Tissakin include the United Nations Development Program (UNDP), UNHCR, and the European Community. All are important clients for Tissakin as there are numerous United Nations and EEC-sponsored agricultural programs in the DRC.

The above-mentioned customers buy over 60% of Tissakin’s production. The remaining production is sold to small local agricultural producers in various parts of the country as well as various agricultural projects sponsored by the Congolese Government under their National Service and Strategic Governmental Reserves programs. Unable to produce sufficient product to meet the demands of its customers, Tissakin must currently import finished polypropylene bags from China and India.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

We were incorporated as a Delaware Corporation on September 9, 2004 as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary.

Through its wholly owned subsidiary, Tissakin Ltd., we are the principal manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo. The bags are made of jute and polypropylene and polyethylene granules. The comparative results of business activity discussed are that of American Business Holdings Inc  and its subsidiary, Tissakin for the years ended December 31, 2004 and 2003 and the quarter ending October  30, 2005.

Results of Operations

Year Ended December 31, 2004 Compared To Year Ended December 31, 2003

Gross Revenues

Gross revenues through December of 2004 were $3,586,850, an increase of 21% from the 2003 amount of $2,821,617. This increase was directly related to an increase in the number of  bags sold. We added 6 more looms to our existing capacity, thus bringing the total number of looms in operation to 28, up from 22 initial looms. Towards the end of 2003 we had seen a significant increase in the demand for Polypropylene bags. This was mainly due to an increase in spending by the Congolese Government and international aid organizations in the infrastructure as well as agricultural projects. We felt the need to increase our volumes to meet the increased demands. For 2006, we’re again forecasting an increase in demand and are therefore, in the process of negotiating with various suppliers for the purchase of 6-8 additional looms.

Total Expenses

Cost of sales through December of 2004 was $3,239,487 as compared to $2,659,938 thru December of 2003 an increase of 17%. . This increase is directly related to an increase in revenues.  We have also maintained a very low increase of general and administrative expenses at the subsidiary level, due to our business model. We expect the significant future general and administrative costs to be that of those costs revolving around our growth plans and professional fees for our filings with the U.S. Securities and Exchange Commission at the parent company level.

Net Income

Our net income in 2004 was $20,465 compared to net income in 2003 of $25,415, a difference of $4,950. This decrease in net income is directly related to the increase in our total expenses.  The slight decrease in the net income was primarily due to the increase in the worldwide prices of our raw material, Polypropylene, which is a petroleum based product and also due to the increase in demand for Polypropylene raw material in India and China. However, we were not able to increase our selling prices as quickly for fear of losing a part of our client base. We decided that it was more prudent to incur a slight decrease initially in our net income rather than lose a part of our client base. The customs and other related costs in the port of Matadi-the only seaport in the Democratic Republic of Congo-also increased in the same period, thus adding to the slight decrease in our net income. However, we feel that by increasing our capacity substantially to meet the growing demand, we’ll be able to retain our margins through the increase in volume. The demand for our products has been growing every year for the last several years. There is substantial amount of aid that is being donated to the D.R. Congo from institutions such as the World Bank, International Monetary Fund as well as direct aid from USA and the European Community. A large percent of this aid is for agricultural and infrastructure projects. Tissakin, being the largest and oldest agricultural packaging company in the D. R. Congo, is in an enviable position to benefit directly from the increased agricultural production that will derive from this aid. We feel there’s an urgent need to initially double our capacity from a production of 15 million bags per year to 30 million. As the road network is getting re-established, we find that more and more of our products are being exported to the neighboring countries such as Angola, Central African Republic, and Sudan. Therefore, our ability to achieve our business objectives is contingent upon our success in raising additional capital to enter new markets and then rely on cash flows from operations for future growth.

Ten Months Ended October 31, 2005 Compared To Ten Months Ended October 31, 2004

Gross Revenues

Gross revenues increased from $3,373,023 for the ten months ended October 31, 2004 to $3,579,106  for the ten months ended October  31, 2005, an increase of $206,083. The increase is due to an increase in overall sales of our main product line, polypropylene bags, as well as plastic bags. Although worldwide prices of our raw material, Polypropylene, went up, the overall increase in demand for bags has also increased thus absorbing the overall net affect of the increased costs. As explained earlier, there has been a substantial increase in agricultural output in the D.R. Congo over the last several years and Tissakin, being the largest, oldest and the only producer of Polypropylene bags, is in an enviable position to take full advantage of the overall agricultural growth.

Total Expenses

Total expenses increased from $3,194,122 for the ten months ended October 31, 2004 to $3,427,529 for the ten months ended October 31, 2005, an increase of $233,407. The increase in expenses was a result of an increase in total bags sold.

General and Administrative expenses, which includes general office expenses, travel and entertainment, and professional fees, decreased from $294,094 for the ten months ended October  31, 2004 to $221,935 for the six months ended June 30, 2005, a decrease of $72,159. The decrease in costs and expenses for the period were attributable to a decrease in travel expenses and professional fees.

Net Income

For the nine months ended October 31, 2005 we had net loss from operations of $77,620 compared to net loss of $132,055  for the ten  months ended October 31, 2004. The decrease in loss is attributed directly to Management cutting costs. Management has reviewed and continues to review all revenue and expense items with an effort to streamline the business, factors listed above describe the area that attribute to the recognition of income for the quarter. Due to the increase in our raw material prices and the increase in costs at the port of Matadi, the Management at Tissakin felt it important to review all aspects of the business objectives with a view to further streamlining our operations. Though Tissakin has a very important advantage in terms of being the sole producer of Polypropylene bags, the Management has never been complacent in terms of remaining competitive. Our competition is not only with the producers in the nations bordering the D.R. Congo but more so with the India and China. As such, streamlining our costs is a logical step towards maintaining our competitive advantage against imports and any future competitors. Keeping a close eye on our costs is a daily process for the Management to the extent that every expenditure, large or small, is scrutinized before being acted upon.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

We will focus on striking more sales agreements. Based on the increase in our market, we believe we should expand our operations in related plastic fields as well as continue to reinvest in our core business of sack production. We have identified two areas for investment/expansion.

The first area we have identified is our core business of sack production. Based on the historical trends over the last few years, we estimate the demand for our products to grow at a rate of 20% per year. We need to keep pace with the increasing demand for bags as the agricultural output increases in the D.R. Congo. If we allow demand to surpass our ability to supply, we risk competition from imports from India and China. In order to meet increasing demand, we believe that we need to double our existing capacity to at least 30 million bags per year.

The second area for investment/expansion is plastic containers. We are forecasting an increase in the production of palm oil in the DRC. Palm oil is the main ingredient in all Congolese cooking and is packaged in 5-liter plastic “jerry cans.”  There is also an increasing need for potable drinking water for the population. Many companies are now in the business of providing clean drinking water locally. Both of these products need to be packed in 5-liter containers for easy handling. The management at Tissakin has already set up a primary production unit for the 5-liter jerry cans and besides supplying to the local companies producing oil and water, has also signed a Memorandum of Understanding (“MOU”) with a European oil company, Total/Fina. This MOU is an agreement for Tissakin to provide 1-liter and 4-liter jerry cans exclusively to this international oil company for the packaging of motor and engine oil. We feel that the existing capacity is not enough to supply the local oil and water producers as well as Total/Fina and will have to increase the capacity in 2006.

In order to increase our capacity, we will attempt to raise capital from sale of our common stock, business lines of credit, and loans from investors, shareholders or management, and/or joint venture partners. Management will use its best efforts to raise the additional funds carry out the planned program but there is significant risk that we may not secure the necessary funding.

Capital Resources and Liquidity

We raised $40,000 in a private placement in December 2004 and maintained a cash balance at October 31, 2005 of $515,055. These funds as well as our business activity will allow usto have positive cash flows for the current year.

We have historically satisfied our cash requirements through revenues, short term financings, and issuance of common stock for cash. We anticipate that cash requirements will continue to increase as we continue to expend resources to build infrastructure, pursue additional markets, and establish support and administrative organizations.

DESCRIPTION OF PROPERTY

We currently use the offices of management at 1223 Wilshire Boulevard, Suite 851, Santa Monica CA 90403 at no cost to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 12, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all 216,000 outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo Corporation, so that Tissakin Ltd. became our wholly owned subsidiary. In exchange for the 216,000 shares, we issued a total of 8,000,000 shares to the Tissakin shareholders. Of this amount, 6,448,000 shares were issued to Syed Idris Husain, 776,000 shares were issued to Syed Irfan Husain, and 776,000 shares were issued to Syed Imran Husain.

Syed Idris Husain is the father of Syed Irfan Husain and Syed Imran Husain.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of March 14, 2006, we had 44 registered shareholders.

Rule 144

As of December 2005, each of out shareholders who who purchased their shares in the Regulation D 506 offering are eligible to sell such shares to the public in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding which, in our case, would equal approximately 82,000 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Option Grants

As of March 14, 2006, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until October 31, 2005.

Annual Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation
Sayed Irfan Husain	President, Chief Executive Officer, Chief Financial Officer, Chairman	2005	$75,000 (1)	0	0
		2004	$29,700 (1)	0	0

Long Term Compensation
Name	Title	Year	Restricted Option Stocks/ Payouts Awarded	Sars ($)	LTIP Compensation	All Other Compensation
Sayed Irfan Husain	President, Chief Executive Officer, Chief Financial Officer, Chairman	2005	0	0	0	0
		2004	0	0	0	0

(1) Such compensation was paid directly by our subsidiary, Tissakin, Ltd.

None of our directors have received monetary compensation since our incorporation to the date of this registration statement. We currently do not pay any compensation to our sole director serving on our Board of Directors.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site athttp://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders. Any annual report sent to a requesting shareholder will contain audited financial statements.

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF OCTOBER 31, 2005

DECEMBER 31, 2004 AND DECEMBER 31, 2003

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

Financial Statements Table of Contents

FINANCIAL STATEMENTS	Page

Independent Auditor’s Report	1

Balance Sheets	2 – 3

Statements of Operations	4

Statements of Stockholders’ Equity	5

Statements of Cash Flows	6

Notes to the Financial Statements	7 – 12

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of American Business Holdings, Inc. as of October 31, 2002, December 31, 2004 and December 31, 2003 and the related statements of operations, stockholders’equity, and cash flows. These financial statements are the responsibility of company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of The Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Business Holdings, Inc. at October 31, 2005, December 31, 2004 and December 31, 2003 and the results of its operations and its cash flows for the three months then ended in conformity with U.S. Generally Accepted Accounting Principles.

Gately & Associates, L.L.C.

Altamonte Springs, FL

December 1, 2005

AMERICAN BUSINESS HOLDINGS, INC.
BALANCE SHEETS
As of October 31, 2005, December 31, 2004 and December 31, 2003

ASSETS

	October 31,	December 31,	December 31,
	2005	2004	2003
CURRENT ASSETS

Cash	$556,055	$973,260	$755,541
Accounts Receivable	985,273	921,432	328,156
Inventory	1,120,259	617,301	263,777

Total Current Assets	2,661,587	2,511,993	1,347,474

PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment	32,524,412	32,287,185	32,193,855
Less: Accumulated Depreciation	(10,142,909)	(9,097,773)	(7,828,439)

Total Property, Plant and Equipment	22,381,503	23,189,412	24,365,416

TOTAL ASSETS	$25,043,090	$25,701,405	$25,712,890

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDINGS, INC.
BALANCE SHEETS
As of October 31, 2005, December 31, 2004 and December 31, 2003

LIABILITIES AND STOCKHOLDERS' EQUITY

	October 31,	December 31,	December 31,
	2005	2004	2003
CURENT LIABILITIES

Accounts Payable	$295,537	$354,768	$371,289
Accrued Expense	-	3,084	3,645

Total Current Liabilities	295,537	357,852	374,934

OTHER LIABILITIES

Customer Deposits	-	134	155

Total Long-Term Liabilities	-	134	155

TOTALS LIABILITIES	295,537	357,986	375,089

SHAREHOLDERS' EQUITY

Common Stock - $0.001 par value;
authorized 25,000,000 shares;
issued and outstanding: 8,200,000 then 8,200,000
and 8,000,000, respectively	8,200	8,200	8,000
Additional Paid In Capital	23,031,800	23,031,800	22,992,000
Retained Earnings	1,707,553	2,303,419	2,337,801

Total shareholders' equity	24,747,553	25,343,419	25,337,801

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,043,090	$25,701,405	$25,712,890

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDINGS, INC.
STATEMENTS OF OPERATIONS
For the Ten Months Ended October 31, 2005
Aand the Twelve Months Ended December 31, 2004 and 2003

	October 31,	December 31,	December 31,
	2005	2004	2003

REVENUE	$3,579,106	$3,586,850	$2,821,617

COST OF REVENUE	(3,427,529)	(3,239,487)	(2,656,938)

GROSS MARGIN	151,577	347,363	164,679

GENERAL AND ADMINISTRATIVE	(221,935)	(297,201)	(107,433)

INCOME BEFORE TAXES	(70,358)	50,162	57,246

INCOME TAX EXPENSE	(7,262)	(29,697)	(31,831)

NET INCOME (LOSS)	$(77,620)	$20,465	$25,415

Weighted Average Number of Shares	8,200,000	8,000,000	8,000,000
Earnings per share	$(0.01)	$0.00	$0.00

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
As of October 31, 2005, December 31, 2004 and December 31, 2003

	COMMON STOCK

	Number		Additional
	of	Common	Pain In	Retained
	Shares	Stock	Capital	Earnings	Total

Balance, January 1, 2003	8,000,000	$8,000	$22,992,000	$3,515,084	$26,515,084

Distributions				(1,202,698)	(1,202,698)

Net Income				25,415	25,415

Balance, December 31, 2003	8,000,000	8,000	22,992,000	2,337,801	25,337,801

Distributions				(54,847)	(54,847)

Stock issued for cash during December 2004
for $0.20 per share	200,000	200	39,800		40,000

Net Income				20,465	20,465

Balance, December 31, 2004	8,200,000	8,200	23,031,800	2,303,419	25,343,419

Distributions				(518,246)	(518,246)

Net Income				(77,620)	(77,620)

Balance, October 31, 2005	8,200,000	$8,200	$23,031,800	$1,707,553	$24,747,553

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
For the Ten Months Ended October 31, 2005
And the Twelve Months Ended December 31, 2004 and 2003

	October 31,	December 31,	December 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2005	2004	2003

Net (loss)	(77,620)	20,465	25,415

Adjustments for Non-Cash Amounts:
Depreciation	1,045,136	1,269,336	1,279,823
Adjustments in Trade Account Balances:
(Increase) Decrease in Accounts Receivable	(63,841)	(593,277)	18,466
(Increase) Decrease in Inventory	(502,958)	(353,524)	21,702
Increase (Decrease) in Accounts Payable	(59,231)	(16,522)	68,718
Increase (Decrease) in Accured Expenses	(3,084)	(561)	(13,863)
Increase (Decrease) in Customer Advances	-	(21)	(19)

Total adjustments	416,022	305,431	1,374,827

Net cash usded in operating activities	338,402	325,896	1,400,242

CASH FLOWS FROM INVESTING ACTIVITIES

Cash Paid for Property, Plant and Equipment	(237,227)	(93,330)	-

Net cash flows provided by (used in) investing	(237,227)	(93,330)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Cash received upon stock issuance	-	40,000	-
Cash Paid for Distrbutions	(518,380)	(54,847)	(1,202,698)

Net cash provided by (used in) financing activities	(518,380)	(14,847)	(1,202,698)

CASH RECONCILIATION

Net increase (decrease) in cash	(417,205)	217,719	197,544
Cash at beginning of period	973,260	755,541	557,997

CASH AT END OF PERIOD	$556,055	$973,260	$755,541

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for income taxes	$7,262	$29,697	$31,831

The accompanying notes are an integral part of these financial statements.

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditor’s Report)

1. Summary of Significant Accounting Policies:

Industry:

American Business Holdings, Inc. (the Company) was incorporated on September 9, 2004 in the State of Delaware. The Company’s fiscal year end is December 31, a calendar year. On September 12, 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary). The Company issued 8,000,000 shares of its common stock for the purchase of all the 216,000 outstanding shares of the Subsidiary in an exchange agreement.

The Subsidiary was incorporated in 1947 at Kinshasa, the then Belgian Congo under the name Tissaco Ltd. During the year 1960 the name was changed to Tissakin Ltd. The Subsidiary is engaged in the manufacturing and sale of bags for mainly agricultural packaging in the Democratic Republic of Congo since 1998. The Subsidiary is the principal manufacturer of bags for agricultural packaging in a country that produces coffee, cacao, manioc, rice, sugar, maize, corn flour as well as tea and tobacco. The country’s climate is tropical, yet mild, which allows for continuous agricultural production throughout the year.

Cash and Cash Equivalents:

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Functional Currency:

All amounts in the Company’s financial statements and related footnotes are stated in U.S. Dollars. The Company had no significant gains or losses from foreign currency transactions and no material adjustments to the financial statements for translation adjustments. The functional currency of the Company is U.S. Dollars, but the Company does keep minimal amounts in the local currency for transactions on a day to day basis in a country that uses U.S. Dollars as well as its currency. The Company reviews its compliance with Statement of Financial Accounting Standards (SFAS) n° 52 on a quarterly basis.

Basis of Accounting:

The Company’s financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Revenues and expenses associated with the manufacture of packaging and sale are accounted for as revenue and expense when sold. No extended warranties exist.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Accounting Acquirer - Prior to the acquisition of the Subsidiary, the Company was a non-operating corporation with nominal assets in the form of cash. The owners and management of the Subsidiary, a private operating company, have operating control of the Company as a result of the transaction. Therefore, this transaction is a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by a private company for the net monetary assets of the public corporation, accompanied by re-capitalization. The accounting is identical to that resulting from a reverse acquisition,

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditor’s Report)

except no goodwill or other intangible assets are recorded. Because the Company is essentially then treated as the acquirer for accounting purposes, the equity accounts are adjusted for the share exchange and carried forward. Prior accumulated deficits of the Company are adjusted to additional paid in capital therefore carrying forward the accumulated deficit or earnings of the Company. As such, the financial statements for the periods prior to the merger are those of the Subsidiary.

Revenue Recognition:

Revenues resulting from the manufacture of packaging are recognized when sold. A deferred revenue account has been established in the financial statements for deposits given in advance of sale.

Inventory:

Inventory is accounted for at approximate cost determined at standard cost approximating the weighted average cost basis with direct labor, direct materials and production overhead applied.

Long-lived Assets:

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Computer equipment	3 years
Vehicles	5 years
Furniture and fixtures	7 years
Plant and plant machinery	15 years
Office and industrial buildings	25 years

Maintenance and repairs, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Income Taxes:

The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Currently, the Company has no U.S. tax responsibility to account for in the financial statements.

Fair Value of Financial Instruments:

The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and other liabilities. The carrying amount of long-term debt, if used, to banks approximates fair value based on interest rates that are currently available to the Company for

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditor’s Report)

issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities, currently, the Company has no long-term obligations.

Earning Per Share:

Basic earnings per share (EPS) is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) n° 128, Earnings per Shares. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk:

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions. These financial institutions are not insured by the FDIC.

Only one customer represents more than 10% of the Company’s total sales.

2. Accounts Receivable:

Accounts receivable historically have been immaterial for bad debts to be accounted for by the Company. The Company’s management has decided that an allowance is not necessary.

3. Inventories:

Inventories are accounted for under standard cost determined at approximate cost using the weighted average cost method, present their selves as follows:

4. Property, Plant and Equipment:

As of October 31, 2005, Property, plant and equipment are accounted for as follows:

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,818,343	1,811,290	4,007,053
Office building	719,712	225,510	494,202
Residential buildings	5,171,160	1,620,297	3,550,863
Vehicles	302,740	267,448	35,292
Plant and machinery	11,767,311	5,941,138	5,826,173
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,272	0
Residential furniture & fixtures	185,359	185,359	0
Total	$32,524,412	$10,142,909	$22,381,503

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditor’s Report)

As of December 31, 2004, Property, plant and equipment are accounted for as follows:

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,777,450	1,617,686	4,159,764
Office building	719,712	201,519	518,193
Residential buildings	5,171,160	1,447,925	3,723,235
Vehicles	264,240	264,240	0
Plant and machinery	11,609,477	5,289,265	6,320,212
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,258	14
Residential furniture & fixtures	185,359	185,359	74
Total	$32,287,185	$9,097,774	$23,189,411

Fixed assets for the year ended December 31, 2003 are as follows:

	Cost	Accumulated Depreciation	Net value

Land	$8,467,920	$0	$8,467,920
Industrial buildings	5,777,450	1,617,686	4,159,764
Office building	719,712	201,519	518,193
Residential buildings	5,171,160	1,447,925	3,723,235
Vehicles	264,240	264,240	0
Plant and machinery	11,609,477	5,289,265	6,320,212
Computer and software	57,595	57,595	0
Office furniture and fixtures	34,272	34,258	14
Residential furniture & fixtures	185,359	185,359	185,285
Total	$32,287,185	$9,097,774	$23,189,411

5. Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables, accrued payroll and payroll taxes created from normal operations of the business.

6. Long-term Debt:

Long-term debt is not used by the Company. The Company has no leases that would be accounted for as long-term leases or capital leases.

AMERICAN BUSINESS HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditor’s Report)

7. Stockholders’ Equity:

The Company has authorized 500,000,000 common shares of stock with a par value of $.001. The Company has authorized 10,000,000 shares of preferred stock at a par value of $0.001 per share.

On September 12, 2004 the Company commenced operations with the acquisition of Tissakin Ltd. (the Subsidiary) with the issuance of 8,000,000 shares of its common stock for all of the 216,000 outstanding shares of the Subsidiary. The transaction was accounted for under the “purchase” method of accounting for consolidations as guided by Generally Accepted Accounting Principals (ARB, as amended by FAS-94). The transaction did not culminate with the recording of Goodwill.

During December of 2004 the Company issued 200,000 shares of common stock for $40,000, or $0.20 per share, in a private placement that is considered by management to be exempt from registration with the U.S. Security Exchange Commission.

The Subsidiary issues stock without legal or par value. There is no requirement for authorization of shares for the Subsidiary under the jurisdiction of incorporation. There are 216,000 shares issued and outstanding, held by the Company, that have all been accounted for as capital stock.

8. Employment Contract and Incentive Commitments:

The Company has no employment contracts and incentive commitments at this time.

9. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:

The Company accrues payroll and income taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) n° 109. As of October 31, 2005, December 31, 2004 and 2004 the Company had no deferred tax asset or liabilities.

10. Litigation, Claims and Assessments:

There is no litigation, claims and assessments asserted or known by the Company’s management.

11. Subsequent Events:

There are no material subsequent events known by the Company’s management.

AMERICAN BUSINESS HOLDINGS INC.

245,000 SHARES COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITHINFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14A:3-5 of the Business Corporation Law of the State of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THESECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$5.76
Transfer Agent Fees (1)	$5,000
Accounting fees and expenses (1)	$5,000
Legal fees and expenses (1)	$10,000
Total (1)	$20,005.76

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On September 12, 2004, we issued a total of 8,000,000 shares of our common stock to the following individuals: (i) 6,448,000 shares of our common stock to Sayed Idris Husain; (ii) 776,000 shares of our common stock to Sayed Imran Husain; and, (iii) 776,000 shares of our common stock to Sayed Ifran Husain. Such shares were issued pursuant to the Stock Purchase Agreement and Share Exchange between us and Tissakin, Ltd. and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

1

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, each shareholder had the necessary investment intent as required by Section 4(2) since each agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2004, we completed a Regulation D, Rule 506 Offering in which we issued a total of 245,000 shares of our common stock to a total of 41 investors at a price per share of $.20 for an aggregate offering price of $40,000.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Number of Shares Purchased
Allotta, Nick	5,500
Anklesaria, Neville A.	6,000
Carrigan, Aileen	2,500
Carrigan, Patrick E.	5,000
Carrigan, Richard S.	2,500
Dadlani, Trith	8,000
Day, Trent	2,750
Ebeling, Mit	5,000
Ervine, Shireen	7,000
Ford, James B.	12,500
Frey, Richard	2,000
Geisbauer, Anthony	2,500
Hunter, Adrianna R.	2,875
Juarez, Hector M.	2,500
Khan, Samar	3,000
Kughn, John C.	5,000
Kundson, William	2,750
Marhefka, David G.	10,000
Marquez, Charles	2,500
Mehta, Deepak R.	8,500
Miller, Dennis L.	2,500
Moore, Dale M.	10,000
Orslock, Mark	2,500
Otto, Amy D.	7,500
Schilcher, Carol K.	10,000
Scoby, Aaron	7,500
Seebeck, Melody A.	6,000
Srichai, Bussaya	3,000
Srichai, Montri	3,750
Staehr, Jirawan	2,500
Staehr, Steven	4,125
Starut, Jirasauk	3,500
Starut, Tidd	5,000

2

Sterner, Shane	2,500
Stidham, Mark	5,000
Turner, David	2,500
Vahosky, John A.	5,000
Vargo, Brian	2,500
Vidan-Peled, Yaron	8,500
Whelton, Gloria	5,000
Wright, Diane L.	2,750

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

Each investor received a copy of our private placement memorandum and completed a questionnaire to confirm that they were either “accredited” or “sophisticated” investors as defined in Rule 501 of Regulation D. Of the 41 subscribers, 6 were “accredited investors” and 35 were “sophisticated investors.” Each sophisticated investor completed a questionnaire confirming that such investor has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of the prospective investment.

(C)	Our management was available to answer any questions by prospective purchasers;

(D)	Shares issued in connection with in this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2004 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

Exhibit Number	Description
3.1	Articles of Incorporation and Amendments
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement
23.1	Consent of Gately & Associates, LLP

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

3

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

1.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230. 424(b)(1), (4) or 230. 497(h)) as part of this registration statement as of the time the Commission declared it effective.

4

2.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1.	If the small business issuer is relying on Rule 430B (ss. 230. 430B of this chapter):

(i)

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss. 230. 424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss. 230. 424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss. 230. 415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2.

If the small business issuer is subject to Rule 430C (ss. 230. 430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California on March 14, 2006.

By:	/s/ Sayed Irfan Husain

Sayed Irfan Husain

President, Chief Executive Officer,

Chief Financial Officer and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sayed Irfan Husain, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Sayed Irfan Husain

Sayed Irfan Husain

Chief Executive Officer,

Chief Financial Officer and Director

Dated: March 14, 2006

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